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H. J. Heinz Company

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On July 21, 2006, H. J. Heinz Company issued the attached press release.
“The Good Food Company”
FOR RELEASE UPON RECEIPT
HEINZ RETAIL SHAREHOLDERS PREVENTED FROM VOTING VIA INTERNET OR TELEPHONE
PITTSBURGH, July 21, 2006 – H.J. Heinz Company (NYSE: HNZ) said today that Heinz retail shareholders with “street name” holdings (shares held through brokers or intermediaries) of approximately 75 million shares have been prevented by a combination of actions by the Trian fund and ADP Proxy Services from casting votes via the Internet or by telephone since Monday, July 17. The Heinz shareholders being affected are tens of thousands of retail shareholders (approximately 30 percent of all outstanding shares).
The vote tabulation system used by ADP Proxy Services (the firm responsible for mailing proxy materials to more than 85 percent of Heinz shareholders) is a single system that requires both sides to utilize certain consistent voting formats in order for the system to work properly. If one side refuses to cooperate, ADP says the system won’t work. Trian has refused to allow ADP to format its voting instruction form in such a way that would permit Internet and telephone voting for street name shareholders.
Additionally, street name shareholders trying to use the Internet or phone system receive an “error” message from the ADP system that their control number on their proxy card is wrong, when the real issue is that the Internet and phone system at ADP is not working. For now, Heinz encourages shareholders to vote via mail until the issue is resolved.
Until this problem is remedied, the only way for these street name shareholders to vote is by mail. Heinz is exploring all possible means of restoring Internet and telephone voting for its street name shareholders as a matter of urgency.
Heinz shareholders are urged to vote in favor of the Heinz nominees by marking, signing, dating, and returning the WHITE proxy card and disregarding any gold card.
For more information on the Heinz plan, visit www.heinzsuperiorvalue.com.
# # #
H. J. Heinz Company, P.O. Box 57, Pittsburgh 15230-0057

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words “will,” “expects,” “anticipates,” “believes,” “estimates” or similar expressions and include our expectations as to future revenue growth, earnings, capital expenditures and other spending, as well as anticipated reductions in spending. These forward-looking statements reflect management’s view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz’s control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to:
•	sales, earnings, and volume growth,
•	general economic, political, and industry conditions,
•	competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, energy and raw material costs,
•	the ability to identify and anticipate and respond through innovation to consumer trends,
•	the need for product recalls,
•	the ability to maintain favorable supplier relationships,
•	currency valuations and interest rate fluctuations,
•	change in credit ratings,
•	the ability to identify and complete and the timing, pricing and success of acquisitions, joint ventures, divestitures and other strategic initiatives,
•	approval of acquisitions and divestitures by competition authorities, and satisfaction of other legal requirements,
•	the ability to successfully complete cost reduction programs,
•	the results of shareholder proposals,
•	the ability to limit disruptions to the business resulting from the emphasis on three core categories and potential divestitures,
•	the ability to effectively integrate acquired businesses, new product and packaging innovations,
•	product mix,
•	the effectiveness of advertising, marketing, and promotional programs,
•	the ability to maintain sales growth while reducing spending on advertising, marketing and promotional programs,
•	supply chain efficiency,
•	cash flow initiatives,
•	risks inherent in litigation, including tax litigation, and international operations, particularly the performance of business in hyperinflationary environments,
•	changes in estimates in critical accounting judgments and other laws and regulations, including tax laws,
•	the success of tax planning strategies,
•	the possibility of increased pension expense and contributions and other people-related costs,
•	the possibility of an impairment in Heinz’s investments, and

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•	other factors described in “Risk Factors” and “Cautionary Statement Relevant to Forward-Looking Information” in the Company’s Form 10-K for the fiscal year ended May 3, 2006.
The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.
On July 10, 2006, Heinz began the process of mailing its definitive proxy statement, together with a WHITE proxy card. Shareholders are strongly advised to read Heinz’s proxy statement as it contains important information. Shareholders may obtain an additional copy of Heinz’s definitive proxy statement and any other documents filed by Heinz with the Securities and Exchange Commission for free at the Internet Web site maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the definitive proxy statement are available for free at Heinz’s Internet Web site at www.heinz.com or by writing to H. J. Heinz Company, World Headquarters, 600 Grant Street, Pittsburgh, Pennsylvania 15219. In addition, copies of Heinz’s proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Heinz’s shareholders is available in Heinz’s Schedule 14A filed with the Securities and Exchange Commission on July 18, 2006.
ABOUT HEINZ: H.J. Heinz Company, offering “Good Food, Every Day™,” is one of the world’s leading marketers and producers of branded foods in ketchup and condiments; meals & snacks; and infant foods. Heinz delights consumers in every outlet, from supermarkets to restaurants to convenience stores and kiosks. Heinz is a global family of leading brands, including Heinz(R) Ketchup, sauces, soups, beans, pasta and infant foods (representing nearly one-third of total sales or close to $3 billion), HP(R) and Lea & Perrins(R), Ore-Ida(R) french fries and roasted potatoes, Boston Market(R) and Smart Ones(R) meals, and Plasmon(R) baby food. Heinz has leading brands in six core developed geographies and five developing geographies. Information on Heinz is available at www.heinz.com/news.

Media:

Ted Smyth:	412-456-5780
Michael Mullen:	412-456-5751 or Michael.mullen@us.hjheinz.com

Investors:
Jack Runkel:	412-456-6034

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On July 21, 2006, H. J. Heinz Company delivered the following presentation to Institutional Shareholder Services.

H.J. Heinz Board of Directors Meeting with ISS July 21, 2006

Introduction We appreciate the opportunity to meet with you Directors in attendance today: Tom Usher (Presiding Director) Dean O'Hare Mary Choksi Ede Holiday Chuck Bunch Lynn Swann We are here to discuss your questions and concerns

Key Messages from the Board The Board: Works for, and represents, all shareholders Has overseen a significant overhaul of the Company and the Board Directed the development of the Company's plan and believes the Company is on the right track Listens carefully to shareholders and has established a governance record near the top of the S&P 500 Is very open to recommendations on how to further improve its oversight Will hold management accountable Heinz strongly believes that Peltz has a flawed and risky plan, a poor slate and would not improve Heinz's prospects

ISS Proxy Fight Factors You recently summarized the ISS proxy fight factors as follows: Long-term performance (TSR vs. market and peers) Earnings and cash flow trends (less emphasis on latest quarter) Strategic track record of the incumbents (missteps question credibility) A crucial business model inflection point (may warrant new blood) Strong board oversight (vs. an "imperial" CEO) Board accountability (e.g., anti-takeover provisions, ignoring the will of shareholders) Corporate governance "best practices" Nominee experience and track record and independence Ability of dissidents to work constructively with incumbents (skeptical about disruption argument) Length of ownership ("owners" versus "renters"), but we don't blame the messenger Market reaction to dissident filing Let us give our perspective on each of these items in turn:

1. Long Term Performance Heinz S&P Food Group S&P Food Group w/Kraft 0.189 0.16 0.114 Total shareholder returns have outpaced the peer average We are appropriately focused on total shareholder return (TSR) while Trian ignores dividends and value of DLM spin-off Heinz strategy has been to focus on 3 core businesses, requiring us to get smaller to get better Divested $3 billion of non- core revenue Other food companies now following this strategy Through 2/3/06 (1) TSR Since DLM Spin-Off (12/20/02) Discussion (1) Day prior to activist involvement in Heinz stock

Trian has carefully selected dates and neglected the DLM spin-off and quarterly dividends when portraying Heinz returns Bill Johnson became President of H.J. Heinz on June 12, 1996 $100 invested that day grew to be worth $162 by Feb 6, 2006 (prior to the completion of non-core divestitures and the day before activist involvement) That same $100 investment, as of today, is worth $203 (7/13/06), largely reflecting successful completion of our non- core divestitures and increasing momentum in the business We Know That Our Job Is To Accelerate Total Shareholder Return (TSR) 1. Long Term Performance

With the DLM Spin-off in FY03 and non-core divestitures in FY06, we focused on our core categories, resulting in a smaller, but stronger business Special charges facilitated the required downsizing to focus the organization 2. Earnings and Cash Flow Trends Disc. Ops 0.00 0.25 0.07 0.05 0.59 0.00 0.00 Special Items (0.03) (0.46) 0.00 (0.26) (0.80) 0.00 0.00 Reported EPS 2.36 1.82 2.27 2.13 1.89 2.35 2.54 FY 02 FY 03 FY 04 FY 05 FY 06 FY07E FY08E EPS 2.39 2.03 2.2 2.34 2.1 2.35 2.54 DLM Spin-off Non-Core Sales We are now done with material divestitures and are accountable for driving consistent growth, with no special charges EPS CAGR 7.4% CAGR 10.0%

FY 01 FY 02 FY 03 FY 04 FY 05 FY 06 OFCF 95 678 752 1017 920 844 Cash flow from operations, less capital spending as reported in 10K at end of each fiscal year. % of Sales 1.0% 7.2% 9.1% 12.1% 10.3% 9.8% Heinz's average OFCF as a % of sales during the last three years ranks 3rd out of 11 companies in our peer group (behind Pepsi--#1--and Wrigley--#2) FY03-06 marks the best four year period in the Company's history 2. Earnings and Cash Flow Trends Operating Free Cash Flow ($MM) (1)

3. Strategic Track Record of Incumbents Mr. Peltz would like to focus on eight years ago and ignore the DLM spin-off and quarterly dividends We believe a more genuine approach is to focus on two time frames: 1998-2001 - We acknowledge that we did not put enough points on the board 2002-2006 - Clear, focused strategy with strong execution Since 2002, the Board and Management have been "operational activists": Identified core portfolio and divested non-core assets ($3 billion) Monetized unproductive assets and reduced cash conversion cycle by an industry-best 36 days Aggressively upgraded the talent and systems Returned $4.2 billion in value to shareholders (1/3 of market capitalization Transformed the board: 17 of 19 board members from 1997 have rotated out Two highly respected Fortune 500 CEO's were added this year Management knows that they are fully accountable to us to deliver this plan Have outlined aggressive but realistic and achievable plan to drive sustainable growth and shareholder value in FY07 and FY08 and beyond

Trian's plan is superficial and unrealistic 1. Lacks a timeframe for implementation 2. Lacks implementation costs/restructuring charges 3. Does not consider fuel, commodity or wage inflation 4. Lacks specific and/or original initiatives to achieve growth or cost reduction goals 5. Is based on flawed assumptions/logic and improper benchmarking Bottom Line: We Think Trian Has Not Offered New Or Value-added Ideas 3. Strategic Track Record of Trian Nominees

Reduce Trade Spending by $300 mm $175 mm of COGS productivity Reduce SG&A by $400mm Target reduction is greater than entire labor / benefit expense in G&A $800mm higher than Heinz 2-yr goal On brink of junk bond status Likely accretion only $0.02, before impact of unrealistic cost savings No recognition of negative volume impact No recognition of impact on customer relationships Ramifications Target Share Repurchase of $1.8bn with accretion of $0.26 Only 2/3rds of 2-year goal set by Heinz (1) No date is specified as to when these targets would be achieved (1) 3. Strategic Track Record of Trian Nominees

4. A Crucial Business Model Inflection Point The business is already strong and is well-positioned in light of aggressive actions made in the last 4 years Since the DLM spin-off in 2002, our TSR has outpaced the average of our peer group We have a clearly defined and focused strategy, and a well articulated plan for driving shareholder value And we have "new blood": New European leadership, including EVP Scott O'Hara and UK MD David Woodward Two new directors in Messrs. Drosdick and Reilley Committed to CalPERS, that we are prepared to add up to two new board members that meet Heinz's strong governance requirements We now need board and management stability and continuity to execute on our realistic and achievable plan

4. "New Blood" on the Board Tom Usher, Presiding Director, was named Head of the Governance Committee in October 2001 Sept '00 WRJ Assumed Chairmanship

5. Strong Board Oversight - Versus "Imperial" CEO Tom Usher, the Presiding Director, has been instrumental in upgrading the board The Presiding Director chairs comprehensive executive sessions at every board meeting Bill Johnson works for the board The strategic plan established in 2002 was established at the direction of the board The Management Development and Compensation Committee (MD&CC) ensures a strong linkage between pay and performance: Comparator peer group analysis Reduced usage of stock options Tightened change-of-control provisions No payout on FY05/06 LTIP Annual "tally sheet" review The board executes detailed reviews of CEO performance and the CEO succession plan/status semi-annually

William R. Johnson Chairman, President and CEO, H.J. Heinz Co. (2000-present) President and CEO, Heinz (1998-2000) Former directorships with Clorox, Georgia Pacific, PNC Financial Services and Amerada Hess Corp Involved in various charitable activities including Helen Keller and Alzheimer's Leonard S. Coleman, Jr. Former President of the National League of Professional Baseball Clubs (1994-1999) Other Directorships include Omnicom Group Inc., Cendant Corporation, Electronic Arts Inc., Churchill Downs Incorporated, Aramark Corporation Chairman of the Jackie Robinson Foundation Former Chairman of the Board of Trustees of the Presiding Bishop's Fund for World Relief and the United States; Former Chairman of the Bishop Tutu Scholarship Fund Director of the Children's Defense Fund, The Metropolitan Opera, the Schumann Fund and Little League Baseball John G. Drosdick Chairman, President, and CEO of Sunoco, Inc. (2000-present) Other Directorships include United States Steel Corporation Trustee of the Philadelphia Museum of Art and the Kimmel Center for the Performing Arts Chairman of the Board of Trustees of Villanova University Edith E. Holiday Attorney; Operating Trustee, TWE Holdings I and II Trusts (2002-present) Assistant to the President of the United States and Secretary of the Cabinet (1990-1993) General Counsel of the United States Department of the Treasury (1989-1990) Other Directorships include Amerada Hess Corporation, RTI International Metals, Canadian National Railway Company, and White Mountain Insurance Group, Ltd., and director or trustee of various investment companies in the Franklin Templeton group of mutual funds Presiding Director of H.J. Heinz Co. (2003-present) Retired Chairman and CEO of US Steel Corporation (2002-2006) Chairman of the Board and CEO, USX Corporation (1995-2001) Other Directorships include PNC Financial Services Group, PPG Industries, Non-Executive Chairman at Marathon Oil Corporation Board of Trustees of the University of Pittsburgh Board of Directors of the Boy Scouts of America Thomas J. Usher (Presiding Director) Chairman and CEO, PPG Industries (2005-present) Director and Chairman of the Federal Reserve Bank of Cleveland Vice Chairman of the Board of Directors of the National Association of Manufacturers Member of the University of Pittsburgh's Board of Trustees Charles E. Bunch 5. Strong Board Oversight

Dean R. O'Hare Former Chairman and CEO, The Chubb Corporation (1988 until his retirement in November 2002) Other Directorships include AGL Resources, Inc., Fluor Corporation, DFA Capital Management and Proudfoot Consulting Vice Chairman of The United States Council on International Business and has served as a member of the President's Trade Advisory Committee Chairman of the Board of Seapass Co-Chairman of the Hospital for Special Surgery in New York, a Trustee and Chairman of the Finance Committee of St. Benedict's Preparatory School in New Jersey, Trustee of the University of Dublin in Ireland and a Trustee of the Intrepid Museum in New York Lynn C. Swann Pennsylvania gubernatorial candidate (current) Chairman, President's Council on Physical Fitness and Sports (2002-2005) Director on the Hershey Entertainment and Resorts Company Board President, Swann Inc. (1976-present) Football and sports broadcaster, ABC Sports (1976-2006) Former board president of Big Brothers and Sisters of America and former Director of the Pittsburgh Ballet Theatre Dennis H. Reilley Chairman and CEO of Praxair (2000-present) EVP and COO of E.I. DuPont de Nemours & Co. (1997-2000) Other Directorships include Marathon Oil Company and the Conservation Fund Member of the US Department of Energy's Electricity Advisory Board Former Chairman of the American Chemistry Council Candace Kendle Chairman and CEO, Kendle International (1981-present), a Global provider of Clinical Development, Regulatory Affairs, Biometrics and Late Phase solutions for the biopharmaceutical industry Recognized in 2001 by Worth Magazine as one of the nation's top 25 female CEOs Managing Director of Strategic Investment Partners and Emerging Markets Investors Corporation (1987-present) Trustee of The National Museum of Women in the Arts Member of the Governing Board of the St. Albans School Mary C. Choksi Peter H. Coors Vice Chairman, Molson Coors Brewing Company (2005-present) Chairman, Coors Brewing Company (2000-present) Other Directorships include U.S. Bancorp and Energy Corporation of America Member of the Board of Directors of the University of Colorado Hospital Trustee and Member of the Executive Board of the Denver Area Council of the Boy Scouts of America 5. Strong Board Oversight

We recently committed to CalPERS to: Adopt "majority voting" in the election of directors Recommend that shareholders reduce supermajority voting provisions from 80% to 60% If a rights plan were to be adopted, we would gain shareholder approval within one year of adoption Add up to two new directors that meet Heinz's strong governance standards Hold regular meetings between our independent directors and key shareholders We've Met With Many Shareholders, Including Calpers, And As A Result Have Embraced These Provisions To Further Strengthen Governance And Accountability 6. Board Accountability (e.g. Anti-takeover Provisions and Ignoring the Will of the Shareholders)

By ISS standards, Heinz ranks at the top of all major companies regarding corporate governance: Outperformed 97.7% of the companies in the S&P 500 Outperformed 99.1% of the companies in the food, beverage and tobacco group By comparison, Triarc ranks in the bottom quartile of their small- cap peer group We have the highest standards and recently took steps to further increase our commitment and enhance accountability In our view, Triarc, Mr. Peltz and Mr. May have problematic governance records We believe any representation from the Trian Group would not add value and would be divisive, disruptive and unproductive If Good Governance Is Part Of The Test, We Believe That The Current Board Should Be Supported 7. Corporate Governance "Best Practices"

8. Nominee Experience, Track Record and Independence

Remove:			Add:	
Incumbent	**Date on Board**	**Background**	**Nominee**	**Background**
John Drosdick	2006	CEO of Sunoco, Inc. 40 years of operating experience	**Mike Weinstein**	Chairman of "Innov 8" - No disclosed sales or profits Former employee of Nelson Peltz
Charles Bunch	2003	CEO of PPG Industries Chairman of Federal Reserve Bank of Cleveland Vice Chairman of Nat'l Assoc. of Manufacturers	**Peter May**	Peltz partner for 30 years Publicly censured by London Stock Exchange
Mary Choksi	1998	Successful entrepreneur MD of $30B Strategic Investment & Emerging Markets Groups Veteran Executive of World Bank	**Greg Norman**	Professional golfer Quit GPS Industries Board as he was too busy Close personal friend of Peltz
Peter Coors	2002	Chairman, Coors Brewing Vice Chairman Molson Coors Director of US Bancorp Strong Consumer Marketer	**Ed Garden**	No Operating Experience Son-in-law of Nelson Peltz
Dennis Reilly	2006	CEO of Praxair Named one of the "Best CEO's in America" by Institutional Investor magazine	**Nelson Peltz**	Publicly Censured by the London Stock Exchange Compensation at Triarc deemed "excessive" (at 396% of median) by Proxy Governance Group

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9. Ability of Dissidents to Work Constructively with Incumbents Proxy process to date makes it very unlikely that Trian nominees can work effectively with the current board and management. We believe that the plan and governance record of Mr. Peltz and Mr. May are significantly at odds with the best practices of most public companies, including Heinz. We believe that, if successful, the Trian nominees would vote as a significant bloc. While ostensibly a short slate, we believe that Mr. Peltz and Mr. May's goal is to drive turnover on the board and exert a controlling influence on Heinz. We believe this is an issue of corporate control, with no premium for shareholders. We believe the burden of proof should therefore be higher As Board members, our task is to protect all shareholder interests, not simply the interests of the few.

10. Length of Ownership Trian has been an investor in Heinz stock for approximately 5 months We believe Mr. Peltz's intention at Heinz is "renting, not owning" We believe that a review of recent public company investments by Mr. Peltz would be relevant We believe Trian investors have a limited investment time horizon We believe the bulk have two or three year lock-ups on their investments that began in the latter half of 2005

11. Market Reaction to Dissident Filing Financial Reaction Mr. Peltz timed his investment well Stock was at a low-point reflecting uncertainty around completion of the transformation process and key divestitures These transactions are now successfully completed and our momentum is driving the stock price Based upon peer group average P/E multiples, Heinz is still not yet fully valued, demonstrating additional upside potential in our shares as the company achieves the plan Current P/E at 17.9X versus Peer Average(1) at 18.8X The underlying fundamentals support our stock price and we have significant share repurchase capacity (1) Peers average excluding Heinz: Campbell Soup, ConAgra, General Mills, Hershey, Kellogg, Kraft Foods, McCormick, Sara Lee. Used Heinz forecast EPS of $2.35 .

11. Market Reaction to Dissident Filing Bond Holders S&P lowered Heinz rating to BBB+ with negative outlook, expressing concern about future credit worthiness S&P stated that "a successful election of those [Trian] board members would likely further strain financial policy" Governance Reaction A leading governance expert said recently: "When the insurgents put up a slate that is so patently ridiculous, they are not really planning to get elected. What they hope to do is make noise and get a response, and they have certainly done that."

Our Conclusion Heinz Trian Nominees Has driven an activist agenda for four years - portfolio, balance sheet, talent and systems Has dramatically revamped the board with exceptional, independent leaders Has driven top-tier cash flow performance and TSR ahead of peers over last 3 1/2 years Has a clear strategy and a definitive plan to execute the strategy Will hold management fully accountable for delivering this plan Have not demonstrated ability to work collaboratively Have not brought any value-added ideas Have an unrealistic plan for Heinz Have poor governance record and history of putting their interests ahead of other shareholders Have deep inter-relationships which we believe will ensure that they vote as a bloc Have a history of "renting, not owning" Have a strategy, we believe, to gain control with no premium to shareholders

Safe Harbor Provisions For Forward-Looking Statements This presentation contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words "will," "expects," "anticipates," "believes," "estimates" or similar expressions and include our expectations as to future revenue growth, earnings, capital expenditures and other spending, as well as anticipated reductions in spending. These forward-looking statements reflect management's view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz's control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to: sales, earnings, and volume growth, general economic, political, and industry conditions, competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, energy and raw material costs, the ability to identify and anticipate and respond through innovation to consumer trends, the need for product recalls, the ability to maintain favorable supplier relationships, currency valuations and interest rate fluctuations, change in credit ratings, the ability to identify and complete and the timing, pricing and success of acquisitions, joint ventures, divestitures and other strategic initiatives, approval of acquisitions and divestitures by competition authorities, and satisfaction of other legal requirements, the ability to successfully complete cost reduction programs, the results of shareholder proposals, the ability to limit disruptions to the business resulting from the emphasis on three core categories and potential divestitures, the ability to effectively integrate acquired businesses, new product and packaging innovations, product mix,

Safe Harbor Provisions For Forward-looking Statements (Continued) the effectiveness of advertising, marketing, and promotional programs, the ability to maintain sales growth while reducing spending on advertising, marketing and promotional programs, supply chain efficiency, cash flow initiatives, risks inherent in litigation, including tax litigation, and international operations, particularly the performance of business in hyperinflationary environments, changes in estimates in critical accounting judgments and other laws and regulations, including tax laws, the success of tax planning strategies, the possibility of increased pension expense and contributions and other people-related costs, the possibility of an impairment in Heinz's investments, and other factors described in "Risk Factors and Cautionary Statement Relevant to Forward-Looking Information" in the Company's Form 10-K for the fiscal year ended May 3, 2006. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws. On July 10, 2006, Heinz began the process of mailing its definitive proxy statement, together with a WHITE proxy card. Shareholders are strongly advised to read Heinz's proxy statement as it contains important information. Shareholders may obtain an additional copy of Heinz's definitive proxy statement and any other documents filed by Heinz with the Securities and Exchange Commission for free at the Internet Web site maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the definitive proxy statement are available for free at Heinz's Internet Web site at www.heinz.com or by writing to H. J. Heinz Company, World Headquarters, 600 Grant Street, Pittsburgh, Pennsylvania 15219. In addition, copies of Heinz's proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Heinz's shareholders is available in Heinz's Schedule 14A filed with the SEC on July 18, 2006.